Exhibit 99.1

Frontier Airlines Reports Fiscal Year 2005 Results

          DENVER, May 26 /PRNewswire-FirstCall/ -- Frontier Airlines, Inc. (Nasdaq: FRNT) today reported a net loss of $23.4 million, or $0.66 per diluted common share, for its fiscal year ended March 31, 2005.  This compares to net income of $12.6 million, or $0.36 per diluted common share for the previous fiscal year.  The Company’s fiscal year 2005 net loss included the following items before the effect of income taxes: a write down of $5.1 million of the carrying value of Boeing rotable spare parts which was offset by an unrealized gain on fuel hedges of $2.8 million.  These items, net of income taxes, increased the Company’s net loss by $0.04 per diluted share. Included in the Company’s net income for the prior fiscal year ended March 31, 2004 were the following items before the effect of profit sharing and income taxes: $15.0 million of compensation received under the Appropriations Act offset by the write-off of deferred loan costs of $9.8 million associated with the prepayment of all of the government guaranteed loan; a charge for Boeing aircraft and facility lease exit costs of $5.4 million; a loss of $1.8 million on the sale of one Airbus aircraft in a sale-leaseback transaction and from the sale of a spare engine; a write down of $3.6 million of the carrying value of spare engines and rotable parts that support the Boeing 737-300 aircraft; and $1.2 million of flight crew training expenses related to the start-up of our new Frontier JetExpress regional jet relationship with Horizon.  These items, net of income taxes and profit sharing, reduced net income by $0.12 per diluted share.

          For the airline’s fiscal fourth quarter ended March 31, 2005, the airline reported a net loss of $3.7 million, or $0.10 per diluted common share, compared to a net loss of $5.8 million, or $0.16 per diluted common share, for the same period last year.  The fiscal fourth quarter 2005 results, on a pre-tax basis, includes a $2.4 million unrealized fuel derivative gain and a $0.4 million gain from the sale of spare parts and inventory.  These items, net of income taxes, reduced the Company’s net loss by $.05 per diluted share.

          Chief Executive Officer’s Comments
          Frontier President and CEO Jeff Potter said, “While we are disappointed with the losses in our fourth fiscal quarter, we are encouraged by some positive trends which have surfaced this quarter.  For the quarter, our mainline cost per available seat mile (CASM), excluding fuel, declined by 1.5 percent on a year-over-year basis, our fourth consecutive quarter of year-over-year CASM decline.  In addition, we made great progress with our mainline revenue per available seat mile (RASM) which increased 4.8 percent this quarter, reversing last quarter’s decline.  The strength in RASM, a trend we believe will continue into the foreseeable future, was fueled by two consecutive months of load factor increases -- a direct reflection of the consumer response to our product and our customer service.

          “With mainline costs excluding fuel declining, and unit revenues increasing, we are certainly pleased with some of the underlying fundamentals at the close of our fiscal year 2005.  However, there are two critical industry factors for which we do not anticipate a near-term solution -- low fares due to overcapacity and historically high fuel costs.  Those two issues, which correlate directly to the losses we sustained in fiscal year 2005, continue to temper our enthusiasm of the significant strides we make as an airline.

          “We approach fiscal year 2006 with cautious optimism and we are hopeful that our plan based on current market conditions, in conjunction with the tireless efforts of our exceptional employees and the continued growth of our load factors, will return us to profitability in the new fiscal year.”

          Fourth Quarter Operating Highlights
          Mainline passenger revenue increased 22.0 percent as mainline revenue passenger miles (RPMs) grew at a rate of 22.0 percent during the fiscal fourth quarter, while mainline capacity growth as measured by mainline available seat miles (ASMs) increased 16.0 percent from the same quarter last year.  As a result, the airline’s mainline load factor was 73.6 percent for its fiscal fourth quarter of 2005, 3.5 load factor points greater than the airline’s mainline load factor of 70.1 percent during the same quarter last year.  The airline’s mainline breakeven load factor, excluding special items, for the fiscal fourth quarter 2005 increased 5.3 load factor points from 70.8 percent to 76.1 percent.

          During the fiscal fourth quarter 2005, the airline’s mainline passenger revenue per available seat mile (RASM) increased 4.8 percent to 8.46 cents from the same quarter last year.  The increase in mainline RASM was due to the combination of a 0.4 percent mainline yield per RPM decrease on a year-over-year basis and the 3.5 point load factor increase.  Mainline average length of haul increased 5.1 percent on a year-over-year basis.

          Mainline fuel cost per gallon during the quarter, excluding an unrealized derivative gain of $2.4 million (.07 cents per gallon on fuel hedge derivatives), but including taxes and delivery charges, increased 30.8 percent to $1.53 compared to $1.17 for the same period last year.  Mainline CASM, excluding fuel decreased 1.5 percent to 6.68 cents from the same period last year, when CASM excluding fuel was 6.78 cents.

          Senior Vice President and Chief Financial Officer Paul Tate discussed the airline’s year-over-year unit cost comparatives stating, “Our fiscal fourth quarter generated continued improvement in our mainline CASM excluding fuel, despite $1.5 million in costs directly associated with the February 2005 conversion to Sabre for our reservations and customer service technology platform.  Mainline CASM excluding fuel was also adversely affected by over $900,000 in Boeing aircraft return costs.”

          The airline’s current unrestricted cash (including short-term investments), and working capital position as of March 31, 2005 was $174.8 million and $41.7 million, respectively.  This compares to the company’s unrestricted cash (including short-term investments) and working capital position for the same period last year of $190.6 million and $88.1 million, respectively.

          The airline’s fleet in service on March 31, 2005 consisted of 14 owned Airbus A319 and A318 aircraft, 30 leased Airbus A319 and A318 aircraft and three leased Boeing 737 aircraft.  Given the current yield environment combined with on-going high fuel prices, the company elected to accelerate its transition to an all Airbus fleet by approximately four months to April 11, 2005.  As a result, the company discontinued operation of its last three Boeing aircraft between two and 14 months prior to the original lease return dates.  During the fiscal first quarter 2006, the Company expects to incur a $3.1 million (pretax) charge for the early retirement of these three Boeing aircraft.

          Year End Operating and Financial Highlights
          The airline’s mainline passenger revenues during its fiscal year 2005 increased 18.9 percent to $731.8 million from $615.4 million for the prior fiscal year.  The airline’s mainline capacity, as measured by ASMs, increased 27.4 percent during fiscal year 2005.  During fiscal year 2005, the airline’s mainline break-even load factor, excluding special items, increased 6.8 points to 74.8 percent.  The airline’s average fare during its fiscal year 2005 decreased 1.9 percent to $102 from $104 from the prior fiscal year.  The airline’s mainline passenger RASM for fiscal year 2005 decreased 6.9 percent to 7.97 cents from 8.56 cents for fiscal year 2004.

          Mainline CASM for the fiscal year 2005 increased to 8.42 cents from 8.41 cents for fiscal year 2004.  Mainline CASM excluding the airline’s fuel costs decreased 7.4 percent to 6.39 cents during fiscal year 2005, compared to 6.89 cents during fiscal year 2004.  During fiscal year 2005, the average cost per gallon of fuel excluding an unrealized derivative gain of $2.8 million was $1.43, a 37.5 percent increase from the last fiscal year.  Daily aircraft utilization for fiscal year 2005 averaged 11.1 hours, an increase of 6.7 percent from fiscal year 2004.

          Business developments during the quarter included:

*	Announced partnership with Caribou Coffee to enhance inflight beverage service as part of continued upgrades to the Frontier product.

*	Frontier received its sixth consecutive Diamond Award, the FAAs highest honor for maintenance and safety.

*	Took delivery of three new Airbus A319 aircraft.

*	Launched new non-stop service between Cancun and St. Louis

*	Announced new service to Detroit, Tulsa, Akron/Canton (Cleveland area) and San Antonio to begin in May and June.

*	Launched very successful marketing initiative to promote Frontier’s EarlyReturns program.

*

Signed a pre-purchase seat agreement with Apple Vacations for flights between Denver and four vacation destinations in Mexico: Cancun, Puerto Vallarta, Mazatlan, and Cabo San Lucas to begin as early as June 2005.

          Outlook
          Given the continuing lack of relief from extremely high fuel prices in the current quarter, and an April snow storm in Denver that caused the cancellation of almost a full day of service, the Company expects to post a loss for the first quarter of fiscal 2006 in the range of its fourth quarter fiscal 2005 loss, excluding special items.

          Potter concluded, “I want to thank each of our employees for their tireless efforts over the past year, during some of the most challenging conditions our industry and our company have seen.  We pushed our growth this past year to extraordinary limits and our employees responded by meeting the demand with outstanding customer service and a smile for each of our customers. Our increasing load factors are a direct result of their continued dedication to great customer service and to making Frontier a better airline with each interaction.”

          Senior leadership will host a conference call to discuss Frontier’s quarterly and annual results on May 27, 2005 at 9:00 a.m. Mountain Daylight Time.  The call is available via the World Wide Web on the airline’s Web site at www.frontierairlines.com or using the following URL: http://www.vcall.com/CEPage.asp?ID=92158.

          Currently in its 11th year of operations, Denver-based Frontier Airlines is the second largest jet service carrier at Denver International Airport employing approximately 4,550 aviation professionals.  At an average age of less than two years, Frontier’s fleet of 46 aircraft became one of the youngest fleets in the industry upon completion of a transition to “all-Airbus” in April of 2005.  Frontier, in conjunction with Frontier JetExpress operated by Horizon Air, operates routes linking our Denver hub to 45 destinations in 25 states spanning the nation from coast-to-coast and to five cities in Mexico.  Frontier’s maintenance and engineering department has received the Federal Aviation Administration’s highest award, the Diamond Certificate of Excellence, in recognition of 100 percent of its maintenance and engineering employees completing advanced aircraft maintenance training programs, for six consecutive years.  In July 2004 Frontier ranked as one of the “Top 10 Domestic Airlines” as determined by readers of Travel & Leisure magazine.  Frontier provides capacity information and other operating statistics on its Web site, which may be viewed at www.frontierairlines.com.

          Legal Notice Regarding Forward-Looking Statements
          Statements contained in this press release that are not historical facts may be considered forward-looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from these forward looking statements. Many of these risks and uncertainties cannot be predicted with accuracy and some might not even be anticipated.  Some of the factors that could significantly impact the forward-looking statements in this press release include, but are not limited to: further downward pressure on airfares due to competition, overcapacity, demand or other factors; continuing high fuel costs and the inability to recover these higher fuel costs in airfares; unanticipated decreases in the volume of passenger traffic due to terrorist acts or additional incidents that could cause the public to question the safety and/or efficiency of air travel; the inability to secure adequate gate facilities at Denver International Airport and at other airports where Frontier operates; weather, maintenance or other operational disruptions; air traffic control-related difficulties; the impact of labor issues; actions of the federal and local governments; changes in the government’s policy regarding relief or assistance to the airline industry; the stability of the U.S. economy and the economic environment of the airline industry; and other factors detailed in the Company’s public filings with the Securities and Exchange Commission.  Any forward-looking statement is qualified by reference to these risks and factors.  These risks and factors are not exclusive, and the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release. Additional information regarding these and other factors may be contained in the Company’s SEC filings, including without limitation, the Company’s Form 10-K for its fiscal year ended March 31, 2004.  The Company’s filings are available from the Securities and Exchange Commission or may be obtained through the Company’s website, www.frontierairlines.com.

FRONTIER AIRLINES, INC.
SELECTED BALANCE SHEET DATA
(unaudited)

	March 31,

	2005	2004

Balance Sheet Data:
Cash, cash equivalents, and short-term investments	$174,795	$190,609
Current assets	275,550	269,733
Total assets	792,011	769,706
Current liabilities	233,850	181,659
Long-term debt	282,792	280,001
Total liabilities	554,090	511,764
Stockholders’ equity	237,920	257,942
Working capital	41,700	88,074

FRONTIER AIRLINES, INC.
STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS AND YEAR ENDED MARCH 31, 2005 AND 2004
(unaudited)

	Three Months Ended		Twelve Months Ended

	March 31, 2005	March 31, 2004	March 31, 2005	March 31, 2004

Revenues:
Passenger	$191,850,462	$157,259,435	$731,821,890	$615,389,565
Passenger - regional partner	21,650,116	11,191,338	84,268,560	11,191,338
Cargo	1,095,713	1,982,727	4,957,731	8,077,106
Other	3,947,835	1,698,605	12,591,260	9,021,133
Total revenues	218,544,126	172,132,105	833,639,441	643,679,142
Operating expenses:
Flight operations	35,933,047	29,837,566	132,022,593	105,255,438
Aircraft fuel expense	47,278,731	32,874,455	185,821,202	108,862,582
Aircraft lease expense	23,118,007	17,701,998	87,095,717	70,061,270
Aircraft and traffic servicing	34,261,116	30,676,751	129,469,952	110,377,894
Maintenance	19,097,242	18,070,518	76,678,749	70,443,627
Promotion and sales	18,634,207	17,009,572	76,461,549	65,322,259
General and administrative expenses	13,195,114	8,469,400	48,350,563	36,750,152
Operating expenses - regional partner	23,606,729	14,634,258	92,480,847	14,634,258
Aircraft lease and facility exit costs	—	—	—	5,371,799
(Gains) losses on sales of assets, net	(400,054)	(99,153)	84,610	1,837,550
Impairment and other related charges	(136,399)	3,611,060	5,123,224	3,560,151
Depreciation	6,714,328	6,366,756	26,497,930	23,719,743
Total operating expenses	221,302,068	179,153,181	860,086,936	616,196,723
Operating income	(2,757,942)	(7,021,076)	(26,447,495)	27,482,419
Nonoperating income (expense):
Interest income	1,351,410	546,013	3,757,596	2,074,050
Interest expense	(3,779,184)	(2,896,370)	(13,184,345)	(13,961,074)
Emergency Wartime Supplemental Appropriations Act compensation	—	—	—	15,024,052
Loss on early extinguishment of debt	—	—	—	(9,815,517)
Other, net	(136,421)	(68,066)	36,148	(346,434)
Total nonoperating income (expense), net	(2,564,195)	(2,418,423)	(9,390,601)	(7,024,923)
Income (loss) before income tax expense	(5,322,137)	(9,439,499)	(35,838,096)	20,457,496
Income tax expense (benefit)	(1,605,683)	(3,687,357)	(12,407,910)	7,822,361
Net income (loss)	$(3,716,454)	$(5,752,142)	$(23,430,186)	$12,635,135
Earnings (loss) per share:
Basic	$(0.10)	$(0.16)	$(0.66)	$0.39
Diluted	$(0.10)	$(0.16)	$(0.66)	$0.36
Weighted average shares of common stock outstanding
Basic	35,729,769	35,455,016	35,641,370	32,732,567
Diluted	35,729,769	35,455,016	35,641,370	35,276,416

FRONTIER AIRLINES, INC.
COMPARATIVE OPERATING STATISTICS
(unaudited)

	Three Months Ended March 31,		Year Ended March 31,

	2005	2004	2005	2004

Selected Operating Data:
Passenger revenue (000s)
Mainline	191,850	157,259	731,822	615,390
Regional Partner (5)	21,650	11,191	84,269	11,191
System Combined	213,500	168,450	816,091	626,581
Revenue passengers carried (000s)
Mainline	1,675	1,442	6,653	5,569
Regional Partner (5)	214	115	872	115
System Combined	1,890	1,557	7,525	5,684
Revenue passenger miles (RPMs) (000s) (2)
Mainline	1,659,174	1,360,107	6,587,589	5,120,587
Regional Partner (5)	124,193	75,974	527,205	75,974
System Combined	1,783,367	1,436,081	7,114,794	5,196,561
Available seat miles (ASMs) (000s) (3)
Mainline	2,252,957	1,941,542	9,115,868	7,153,740
Regional Partner	182,265	111,144	736,287	111,144
System Combined	2,435,222	2,052,686	9,852,155	7,264,884
Passenger load factor
Mainline	73.6%	70.1%	72.3%	71.6%
Regional Partner (5)	68.1%	68.4%	71.6%	68.4%
System Combined	73.2%	70.0%	72.2%	71.5%
Mainline Break-even load factor (1)	76.1%	70.8%	74.8%	68.0%
Mainline block hours	45,795	39,127	182,581	142,466
Mainline departures	18,165	16,398	72,888	61,812
Mainline average seats per departure	130	131	130	132
Mainline average stage length	957	904	962	877
Mainline average length of haul	991	943	990	919
Mainline average daily block hour utilization	11.0	11.1	11.1	10.4
Yield per RPM (cents) (2) (3)
Mainline	11.48	11.53	11.03	11.96
Regional Partner (5)	17.43	14.73	15.98	14.73
System Combined	11.90	11.69	11.39	12.01
Total yield per RPM (cents) (2) (3)
Mainline	11.87	11.83	11.38	12.35
Regional Partner (5)	17.43	14.73	15.98	14.73
System Combined	12.25	11.99	11.72	12.39
Yield per ASM (cents)
Mainline	8.46	8.07	7.97	8.56
Regional Partner (5)	11.88	10.07	11.45	10.07
System Combined	8.71	8.18	8.23	8.59
Total yield per ASM (cents) (2) (3)
Mainline	8.74	8.29	8.22	8.84
Regional Partner (5)	11.88	10.07	11.45	10.07
System Combined	8.97	8.39	8.46	8.86
Cost per ASM (cents)
Mainline	8.77	8.47	8.42	8.41
Regional Partner (5)	12.95	13.17	12.56	13.17
System Combined	9.09	8.73	8.73	8.48
Mainline Expense per ASM excluding fuel (cents) (4)	6.68	6.78	6.39	6.89
Mainline average fare	$106	$102	$102	$104
Mainline average aircraft in service	46.1	38.6	44.9	37.3
Mainline aircraft in service at end of year	47.0	38.0	47.0	38.0
Mainline average age of aircraft in service at end of year	2.5	3.9	2.5	3.9

1.

“Break-even load factor” is the passenger load factor that will result in operating revenues being equal to operating expenses, net of certain adjustments, assuming constant yield per RPM and no change in ASMs. Break-even load factor as presented above may be deemed a non-GAAP financial measure under regulations issued by the Securities and Exchange Commission. We believe that presentation of break-even load factor calculated after certain adjustments is useful to investors because the elimination of special or unusual items allows a meaningful period-to-period comparison. Furthermore, in preparing operating plans and forecasts we rely on an analysis of break-even load factor exclusive of these special and unusual items. Our presentation of non-GAAP results should not be viewed as a substitute for our financial or statistical results based on GAAP, and other airlines may not necessarily compute break-even load factor in a manner that is consistent with our computation.

A reconciliation of the components of the calculation of break-even load factor is as follows:

	Three Months Ended March 31,		Year Ended March 31,

	2005	2004	2005	2004

	(In thousands)
(Income) loss	$3,716	$5,752	$23,430	$(12,635)
Income tax (expense) benefit	1,346	3,687	12,408	(7,822)
Passenger revenue	191,850	157,259	731,822	615,390
Regional Partner Expense	(23,607)	(14,634)	(92,481)	(14,634)
Regional Partner Revenue	21,650	11,191	84,269	11,191
Charter revenue	(1,336)	(506)	(5,381)	(2,724)
Passenger revenue (excluding charter and regional revenue) required to break even	193,879	162,749	754,067	588,766
Non-GAAP adjustments:
Emergency Wartime Supplemental Appropriations Act compensation, net of bonuses	—	—	—	13,842
Aircraft and facility lease exit costs, net of bonuses	—	—	—	(4,949)
Early retirement of debt costs, net of bonuses	—	—	—	(9,677)
Sales/leaseback and sale of engine loss, net of bonuses	400	91	(85)	(1,693)
Rotable/Engine Impairment, net of bonuses	137	(3,327)	(5,123)	(3,281)
Unrealized derivative gains (losses), net of bonuses	2,405	(64)	2,837	432
Horizon start-up costs, net of and bonuses	—	(1,061)	—	(1,061)
Passenger revenue (excluding charter and regional partner revenue) required to break-even (based on adjusted amounts)	$196,821	$158,388	$751,696	$582,378

The calculation of the break-even load factor follows:

	Three Months Ended March 31,		Year Ended March 31,

	2005	2004	2005	2004

Calculation of break-even load factor using GAAP amounts:
Passenger revenue required to break-even	193,879	162,749	754,067	588,766
Yield per RPM (cents)	11.48	11.53	11.03	11.96
Revenue passenger miles to break even assuming constant yield per RPM	1,688,480	1,412,133	6,838,110	4,920,834
Available seat miles (000’s)	2,252,957	1,941,542	9,115,868	7,153,740
Break-even load factor	74.9%	72.7%	75.0%	68.8%
Calculation of break-even load factor using Non-GAAP components:
Passenger revenue (excluding charter and regional partner revenue) required to break even (based on adjusted amounts)	196,821	158,388	751,696	582,378
Yield per RPM (cents)	11.48	11.53	11.03	11.96
Revenue passenger miles to break even assuming constant yield per RPM	1,714,101	1,374,290	6,816,609	4,867,442
Available seat miles (000’s)	2,252,957	1,941,542	9,115,868	7,153,740
Break-even load factor (as adjusted)	76.1%	70.8%	74.8%	68.0%
GAAP difference	-1.1%	1.9%	0.2%	0.7%

2.	“Yield per RPM” is determined by dividing passenger revenues (excluding charter revenue) by revenue passenger miles.

3.

For purposes of these yield calculations, charter revenue is excluded from passenger revenue.  These figures may be deemed non-GAAP financial measures under regulations issued by the Securities and Exchange Commission.  We believe that presentation of yield excluding charter revenue is useful to investors because charter flights are not included in RPMs or ASMs.  Furthermore, in preparing operating plans and forecasts, we rely on an analysis of yield exclusive of charter revenue.  Our presentation of non-GAAP financial measures should not be viewed as a substitute for our financial or statistical results based on GAAP.  The calculation of passenger revenue excluding charter revenue is as follows:

	Three Months Ended March 31,		Year Ended March 31,

	2005	2004	2005	2004

Passenger revenues - mainline, as reported	191,850	157,259	731,822	615,390
Less: charter revenue	1,336	506	5,381	2,724
Passenger revenues - mainline excluding charter	190,514	156,753	726,441	612,666
Add: Passenger revenues - regional partner	21,650	11,191	84,269	11,191
Passenger revenues, system combined	$212,164	$167,944	$810,710	$623,857

4.

This may be deemed a non-GAAP financial measure under regulations issued by the Securities and Exchange Commission. We believe the presentation of financial information excluding fuel expense is useful to investors because we believe that fuel expense tends to fluctuate more than other operating expenses, it facilitates comparison of results of operations between current and past periods and enables investors to better forecast future trends in our operations. Furthermore, in preparing operating plans and forecasts, we rely, in part, on trends in our historical results of operations excluding fuel expense. However, our presentation of non-GAAP financial measures should not be viewed as a substitute for our financial results determined in accordance with GAAP.

5.

In September 2003, we signed a 12-year agreement with Horizon, under which Horizon operates up to nine 70-seat CRJ 700 aircraft under our Frontier JetExpress brand. The service began on January 1, 2004 and replaced our codeshare with Mesa Airlines which terminated on December 31, 2003. In accordance with Emerging Issues Task Force No. 01-08, “Determining Whether an Arrangement Contains a Lease” (“EITF 01-08”), we have concluded that the Horizon agreement contains leases as the agreement conveys the right to use a specific number and specific type of aircraft over a stated period of time. Therefore, we began recording revenues and expenses related to the Horizon agreement gross. Under the Mesa agreement, we recorded JetExpress revenues reduced by related expenses net in other revenues. JetExpress operations under the Mesa agreement from April 1, 2003 to December 31, 2003 are not included in regional partner statistics in 2003 as the Mesa arrangement was effective prior to May 28, 2003, the effective date of EITF 01-08.

Amounts included in other revenues for Mesa for the three months and years ended March 31, 2005 and 2004 were as follows:

	Three Months Ended March 31,		Year Ended March 31,

	2005	2004	2005	2004

Mesa revenues (000s)	$—	$—	$—	$25,155
Mesa expenses (000s)	$—	$—	—	(23,438)
Net amount included in other revenues	$—	$—	$—	$1,717

Mesa’s revenue passenger miles (RPMs) and available seat miles (ASMs) for the three months and years ended March 31, 2005 and 2004 were as follows:

	Three Months Ended March 31,		Year Ended March 31,

	2005	2004	2005	2004

Mesa RPMs (000s)	—	—	—	148,163
Mesa ASMs (000s)	—	—	—	174,435

*	NOTE: Amounts may not recalculate due to rounding.

SOURCE  Frontier Airlines
          -0-                                       05/26/2005
          /CONTACT:  Joe Hodas of Frontier Airlines, +1-720-374-4504, jhodas@flyfrontier.com/
          /Web site:  http://www.frontierairlines.com/